Exhibit 10.12
December 27, 2019
Dear David,
Yelp Inc., a Delaware corporation (the "Company" or "Yelp"), is pleased to offer you the position of Chief Financial Officer on the following terms:
1.Position. Your employment will start on February 13, 2020 and you will report to the Company’s Chief Executive Officer. You will work primarily in San Francisco, although you may be required to work at other Yelp offices and locations from time to time.
2.Salary. The annualized salary for this position is $450,000 (as adjusted from time to time, your "Salary"), less required and designated payroll deductions and withholdings, payable pursuant to our regular payroll policy. Your Salary is subject to periodic review and adjustment in accordance with the Company’s policies as in effect from time to time. This is an exempt position, and your Salary is intended to cover all hours worked.
3.Incentive Compensation & Benefits. You are eligible to participate in the incentive compensation programs, insurance programs and other employee benefit plans established by the Company for its employees from time to time - including any severance benefit plan established for executive officers, which is expected to include provisions allowing for 100% equity vesting in the event of a change of control plus termination of employment - in accordance with the terms of those programs and plans. The Company reserves the right to change the terms of its programs and plans at any time.
4.Equity Compensation. Yelp will recommend that its board of directors (or a committee thereof) (the "Board") grant you:
a.Restricted stock units covering shares of Yelp’s common stock (the "RSUs") valued at $1.6 million. The actual number of RSUs awarded will be based on the average closing price of Yelp’s stock on the New York Stock Exchange over the calendar month in which your start date occurs and the calendar month prior. If granted, the RSUs will vest according to a four-year vesting schedule, with 25% of the RSUs vesting on February 20, 2021, and the remaining shares vesting in equal quarterly installments on each May 20, August 20, November 20 and February 20 thereafter over the following three years.
b.Performance restricted stock units covering shares of Yelp’s common stock (the "PRSUs") with a target value of $800,000, as described below. If granted, the PRSUs will be subject to both 2020 performance criteria to be established by the Board and a time-based vesting schedule. The Board will evaluate the extent to which the performance criteria have been met in the first quarter of 2021 and, based on such level of achievement, determine the number of PRSUs eligible to vest, if any (the "Eligible PRSUs"). The value of the Eligible PRSUs at 100% achievement of the performance criteria will be $800,000. Any Eligible PRSUs will then vest according to a time-based vesting schedule, as follows: 25% of the shares will vest in the open trading window immediately following the determination of the achievement level, with the remaining shares vesting in equal quarterly installments on each February 20, May 20, August 20 and November 20 thereafter over the following three years.
c.An option to purchase shares of Yelp’s common stock (the "Option") valued at $800,000. The actual number of shares subject to the Option will be based on the fair value of an option on the grant date using the Black-Scholes-Merton option valuation model. If granted, the shares underlying the Option will vest according to a four-year vesting schedule, with 25% of the shares vesting at the end of your first year of employment, and the remaining shares vesting ratably on a monthly basis over the following three years.
Please note that the vesting of the RSUs, PRSUs and Option is conditioned on your continued service with Yelp through each vesting date. The RSUs, PRSUs and Option will also be subject to the terms of Yelp’s stock plan
Yelp Inc. • 140 New Montgomery Street, San Francisco, California 94105 • Telephone: 415.908.3801 • Fax: 415.908.3833

and separate Restricted Stock Unit, Performance Restricted Stock Unit and Stock Option Agreements between you and Yelp.
5.Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will be required to sign and comply with our standard Confidentiality and Invention Assignment Agreement ("Confidentiality Agreement") as a condition of your employment.
6.Conditions. This offer is conditioned on you successfully passing our background and reference checks, providing proof of your identity and ability to work legally within the United States, and signing the Confidentiality Agreement and our standard Dispute Resolution Policy and Arbitration Agreement ("Dispute Resolution Policy"). You agree to provide any documentation or information at the Company’s request to facilitate these processes.
7.At-Will Employment. While we look forward to a long and successful relationship, your position with Yelp will be "at-will." This means that both you and Yelp may terminate your employment at any time, with or without cause, and with or without advance notice. However, given the prominent nature of your role with the Company, we ask that you provide a minimum of sixty (60) days advance notice if you decide to terminate your employment relationship with Yelp. During this time, we would expect you to perform your customary job duties and assist, as requested by Yelp, in transitioning outstanding projects, tasks and relationships to other Yelp personnel. That said, nothing in this paragraph is intended to alter your at-will employment relationship with Yelp.
This letter contains the entire agreement between you and Yelp regarding the right and ability of either you or Yelp to terminate your employment. Any statements or representations contradicting any provision of this letter should be regarded by you as ineffective. In addition, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continued employment for any particular period of time. Any modification or change in your at-will employment status may occur only by way of a written agreement signed by you and an authorized member of the board of directors.
8.Representation. By signing below, you represent that taking and performing the position Yelp is offering you will not violate the terms of any agreements you may have with others, including any former employers. You also represent that you have disclosed to Yelp any contract you have signed that might restrict your activities on behalf of Yelp.
9.Entire Agreement. This letter, together with the Confidentiality Agreement and Dispute Resolution Policy, will form the complete and exclusive statement of your employment agreement with Yelp ("Employment Agreement"). The Employment Agreement supersedes any other agreements, promises or representations made to you by anyone, whether oral or written, regarding the subject matter of the Employment Agreement. The Employment Agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of Yelp.
We look forward to you joining us! Please sign the bottom of this letter and return it to accept this offer. This offer will terminate if we do not receive confirmation of your acceptance by December 28, 2019.
Sincerely,
Jeremy Stoppelman
Chief Executive Officer & Director, Yelp Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth above.
Yelp Inc. • 140 New Montgomery Street, San Francisco, California 94105 • Telephone: 415.908.3801 • Fax: 415.908.3833

/s/ David Schwarzbach       Dec 27, 2019
_____________________________________________________________________________________
David Schwarzbach         Date

Yelp Inc. • 140 New Montgomery Street, San Francisco, California 94105 • Telephone: 415.908.3801 • Fax: 415.908.3833